UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the registrant ☒
Filed by a party other than the registrant ☐

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☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material pursuant to § 240.14a-12

POAGE BANKSHARES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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June 22, 2015

Dear Fellow Shareholder:

Our Annual Meeting of Stockholders will be held on July 21, 2015. We ask that you support your Board of Directors’ highly qualified nominees for director – Darryl E. Akers, Thomas P. Carver II and Daniel King III – by voting the enclosed WHITE proxy card “FOR” all three nominees.

Your Board of Directors and management team have presided over a number of significant accomplishments designed to enhance long-term shareholder value, including:

•	Increased Profitability – Net income has improved significantly, to $586,000 for the quarter ended March 31, 2015, compared to a net loss of $425,000 for the comparable quarter in 2014.[1]

•	Successful Completion of Two Bank Acquisitions – In March 2014, we acquired Town Square Financial Corporation and, most recently in May 2015, we acquired Commonwealth Bank, F.S.B, creating a strong 9-branch office franchise in Kentucky.

•	Increasing Stock Price – Our stock price has increased 55% since our initial public offering in 2011 (62% total return assuming the reinvestment of dividends).[2]

The Stilwell Group, a New York City-based hedge fund, is soliciting proxies in opposition to your Board of Directors’ nominees for director. You should be aware that the U.S. Securities and Exchange Commission recently censured and levied civil monetary penalties totaling $350,000 against two participants of the Stilwell Group – Joseph Stilwell and Stilwell Value LLC.[3]

Please vote the WHITE proxy card “FOR” all of your Board of Directors’ nominees and return it today in the return envelope addressed to “Proxy Tabulator Mediant Communications LLC, PO Box 8016, Cary, NC.”

1 Source: Poage Bankshares, Inc. Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 15, 2015.

2 Source: SNL Financial LC. Based on closing stock price on June 17, 2015

3 Source: SEC Administrative Proceeding File No. 3-16444 – In the Matter of Joseph Stilwell and Stilwell Value LLC (March 15, 2015).

Thank you for your continued support.

Sincerely,

Thomas P. Carver II	Ralph E. “Gene” Coffman, Jr.
Chairman of the Board	President and Chief Executive Officer

Your Vote Is Important, No Matter How Many Shares You Own.

If you have any questions about how to vote your shares using the WHITE proxy card, or need additional assistance, please contact the firm assisting us in soliciting proxies:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, NY 11753

For shareholder questions: (888) 742-1305

For banks and brokers: (212) 933-3100

Important Information

This letter may be deemed to be solicitation material in respect of the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”). The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to its shareholders a proxy statement in connection with the Annual Meeting (the “Proxy Statement”), and advises its shareholders to read the Proxy Statement and any and all supplements and amendments thereto because they contain important information. Shareholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained upon request addressed to the Corporate Secretary, Poage Bankshares, Inc., 1500 Carter Avenue, Ashland, Kentucky 41101.

Certain Information Concerning Participants

The Company, its directors and its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting. Shareholders may obtain information regarding these individuals in the Proxy Statement, filed with the SEC on or about June 22, 2015.

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Forward-Looking Statements

This letter and other reports issued by the Company, including reports filed with the SEC, may contain “forward-looking statements” that deal with future results, expectations, plans and performance.  These forward-looking statements might include one or more of the following: projections of our operating results and financial condition; descriptions of plans or objectives of management for future operations, products or services; forecasts of future economic performance; and use and descriptions of assumptions and estimates underlying or relating to such matters. Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “look-forward,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”.

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: difficulties or unexpected developments related to the integration of acquired businesses; possible legislative changes and adverse economic, business and competitive conditions and developments; deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; the ability or inability of the Company to manage interest rate and other risks; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company’s SEC filings. Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

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